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                                                                    EXHIBIT 10.1

                                AEARO CORPORATION
                               One Washington Mall
                           Boston, Massachusetts 01550


                                                                January 23, 1998


Mr. Michael McLain
325 Willow Spring Road
Indianapolis, Indiana  46240

Dear Mike:

     In connection with your employment as the President and Chief Executive Officer of Aearo Corporation (the "Company"), I have set forth below our agreement concerning certain benefits to be paid to you while employed, and to any severance to which you would be entitled in the event of your termination from the Company. The terms and conditions of such agreement are as follows:

1. The Company agrees to reimburse you for any expenses that you incur during any temporary relocation you might experience in connection with your employment with the Company and that are includible in your income but not otherwise deductible therefrom: the Company also agrees to provide you with compensation equal to the amount of any income tax you may be required to pay with respect to such reimbursements, in an amount to be determined by the Company upon your provision of all necessary information and documentation.

2. Upon a termination of your employment without "Cause" (as defined below) by the Company or a voluntary termination of employment for "Good Reason" (as defined below) by you, you will resign from any corporate office you hold with the Company, and from the Board of Directors of the Company or any of its subsidiaries or from any committee or subcommittee thereof, effective as of the date the written notice of your termination of employment (the "Termination Date") is given.

3. With respect to a termination without "Cause" (defined herein) by the Company or a voluntary termination for Good Reason (defined herein) by you, the Company agrees, for the consideration set forth herein subject to your delivery of the attached Release, to the following provisions:

          a. to pay you an amount equal to 1.25 multiplied by the sum of your base salary and your most recent bonus, payable in substantially equal installments in accordance with the Company's standard payroll practices for fifteen (15) months after such termination;

          b. during the period beginning on the Termination Date and ending fifteen (15) months thereafter ("Benefits Period"), the Company agrees to provide you with the health and welfare benefits (including, but not limited to, life insurance, medical, and to the extent available, dental and vision benefits) for which you are then currently eligible at the same cost to you as if your employment had continued; PROVIDED, HOWEVER, that in the event you are employed by a subsequent employer within the Benefits Period and are offered comparable health

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     and welfare benefits thereby, your coverage under the Company's health and welfare benefit plans shall cease as of the effective date of such comparable coverage; and

          c. to pay you any other compensation and benefits to which you are otherwise entitled pursuant to the terms of any Company compensation or benefit plan. Notwithstanding the foregoing, in the event that your employment with the Company terminates due to your death or disability, the Company terminates your employment without Cause, or you terminate your employment for Good Reason, if such event occurs prior to the fifth anniversary of the date of this Agreement and prior to the vesting of your interest in any qualified or nonqualified pension plan of the Company, the Company shall pay you an amount equal to the sum of any unvested portions of benefits otherwise forfeited by you pursuant to the terms of such Company pension plans.

     As used herein, "Cause" shall be defined as (i) willful malfeasance or willful misconduct by you in connection with your employment that is injurious to the Company, (ii) willful, substantial and continuing refusal by you to perform your duties hereunder or any lawful direction of the Board of Directors of the Company, which refusal continues beyond ten days after a written demand for substantial performance is delivered to you by the Company, (iii) an indictment of you for any felony. Upon a termination for Cause, you shall only be entitled to those amounts which the Company is required by law to pay. Any termination for Cause shall be made by delivery to you of a copy of a resolution of the Board of Directors of the Company finding in their good faith determination, after giving you an opportunity to be heard, that you have engaged in conduct constituting "Cause".

     Also as used herein, "Good Reason" shall be deemed to exist for you to voluntarily terminate your employment if any of the following events occur: (i) the Company materially reduces your duties, authority or responsibilities (except in connection with any other termination of your employment) to a level materially inconsistent with the duties, authority and responsibilities which would generally be performed or held by a chief executive officer of corporations commensurate in size, type and nature to the Company, or otherwise materially changes your secretarial support, office accommodations or other aspects of your working conditions in ways which are inconsistent in any significant respect with or otherwise demeaning to your position with the Company (other than in connection with similar reductions generally affecting other executives of the Company); (ii) the Company reduces your employee benefits, any bonus opportunities you have, or base salary, other than a reduction in base salary which is part of a general cost reduction affecting substantially all of the employees of the Company which does not exceed ten percent (10%) of your base salary; (iii) the Company fails to make, in respect of any fiscal year, contributions in the aggregate amount of $30,000 to the various Company qualified and nonqualified pension plans in which you will be participating; or (iv) you give notice of your intention to terminate your employment for any reason at any time during the 30-day period immediately following the first anniversary of a Change in Control (as hereinafter defined). For these purposes, a "Change in Control" shall mean, prior to the time the Company has publicly traded common securities, (1) there occurs: (A) the sale of more than fifty percent (50%) of the voting securities in the Company to a third party (other than Vestar Capital Partners, L.P. ("Vestar") or an affiliate of Vestar or an entity under the control of Vestar); (B) the sale of all or substantially all of the assets of the Company to a third party (other than Vestar or an affiliate of Vestar or an entity under the control of Vestar); or
(C) a merger, recapitalization, reorganization or other corporate restructuring (any of the foregoing, a "Transaction") and (2) following such Transaction, Vestar or an affiliate of

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Vestar no longer has the authority (by virtue of voting securities ownership or by agreement with other voting securities owners) to elect or to designate the election of the members of the Board of Directors of the Company (or of the governing board of the entity resulting from such Transaction) or the entity controlling the Company (or such resulting entity).

In order to terminate your employment for Good Reason, you must give the Company written notice not less than thirty (30) days prior to your intended termination and the Company must not have cured such breach within such 30-day period.

4. In the event of your voluntary termination of employment for other than Good Reason, given with 60 days prior written notice, your death or Permanent Disability (as defined under the long-term disability benefit plans applicable to you as in effect on the date hereof), the Company agrees to pay you or your beneficiary all accrued but unpaid compensation in a cash lump sum payment and other amounts as due under the applicable Company benefit plans or as required by law.

5. With respect to confidentiality, noncompetition, and other related issues, as a condition of the Company's performance of its obligations arising from this Agreement, you agree to the following:

          a. You will not, without prior written consent of the Company, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information pertaining to the business of the Company or any group, division, subsidiary or affiliate of the Company or Vestar and its affiliates (the "Restricted Group"), except when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Restricted Group, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order you to divulge, disclose or make accessible such information. "Confidential Information" will mean non-public information concerning financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans, personnel information pertaining to present and former employees of the Restricted Group, and any other non-public, proprietary and protected information of the Restricted Group or their customers. Nothing herein will prevent you from using information generally known to you or generally by persons employed in the industry so long as it does not involved confidential information.


          b. During the period of your employment and for one year after the Termination Date, you will not, directly or indirectly, (i) either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in, any business which is in competition with the business of the Restricted Group as of the Termination Date or with any business acquired or established by any member of the Restricted Group thereafter if such acquisition or establishment was actively planned or in progress while you were employed by the Company or (ii) on your own behalf or on behalf of any person, firm or company, hire any person who has been employed by any member of the Restricted Group at any time during the 12 months immediately preceding such hiring.

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          For purposes of this paragraph, a business will be deemed to be in competition with the Restricted Group if it is principally involved in the sale, or other dealing in any property or the rendering of any service sold, dealt in or rendered by the Restricted Group as a part of the business of the Company at the Termination Date within the same geographic area in which the Restricted Group effects such sales or dealings or renders such services. Nothing in this paragraph will be construed so as to preclude you from (a) investing in any publicly or privately held company, provided your beneficial ownership of any class of such company's securities does not exceed 1% of the outstanding securities of such class or (b) working in any sector of the safety industry where, at the time of your termination of employment, the Company is not (i) marketing or manufacturing products or (ii) acquiring, establishing or planning to acquire or establish a company that markets or manufactures such products in that sector of the market.

     You agree that the covenant not to compete set forth herein is reasonable under the circumstances and will not interfere with your ability to earn a living or to otherwise meet your financial obligations. You and the Company agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court will have the right, power and authority to excise and modify such provision or provisions of this covenant as so amended. You agree that any breach of the covenants contained in this paragraph would irreparably injure the Company. Accordingly, you agree that the Company may, in addition to pursuing any remedies it may have in law or in equity, cease making any payments otherwise required by this Agreement and obtain an injunction against you from any court having jurisdiction over the matter restraining any further violation of this Agreement by you. This covenant restricting your ability to compete with any member of the Restricted Group shall supersede any other such covenants with the Restricted Group that have been entered into on or before the date of this Agreement.

          d. You will return to the Company any letters, files, documents, equipment, supplies, security access passes, property or other items in your possession or control which were entrusted or issued to you during the course of your employment with the Company.

          e. You will not make any material disparaging statements about the Company, its affiliates, or their employees, officers, directors and shareholders, or any of their policies or practices to any of their customers, competitors, suppliers, employees, former employees, or the press or other media in any country.

6. The Company agrees that it will not issue any press release or other public statement containing, and will use its reasonable best efforts to prevent its officers and directors from making, any material disparaging statements about you.

7. If all documents relating to your employment with the Company are executed and you commence employment therewith prior to or by January 31, 1998, the Company agrees to pay the reasonable legal fees and expenses (as shown on appropriate documentation) incurred by you in connection with the negotiation and preparation of this Agreement in an amount not to exceed $30,000; PROVIDED, HOWEVER, that in the event that such documents are not executed and you do not commence employment with the Company, the Company will only pay up to twenty-five percent (25%) of such legal fees and expenses.


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8. You agree to execute a release in the form attached hereto as a condition to the receipt of any payment due under the terms of this Agreement.

9. This Agreement will be construed and interpreted, and the rights and liabilities of the parties hereto shall be determined, in accordance with the laws of the State of New York without regard to rules pertaining to conflict of laws. In respect of any suit, action or proceeding arising out of or relating to this Agreement, each of the parties hereby submits to the exclusive jurisdiction of and hereby irrevocably waives any objection that may now or hereafter exist to the laying of venue in any court of competent jurisdiction in the State of Indiana, and hereby waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

10. The Agreement may be executed in counterparts.

          If the foregoing is acceptable and agreed to by you, please sign on the line provided below to signify such acceptance and agreement and return the executed copy to Norm Alpert.


                                                 AEARO CORPORATION


                                                 [s/Norman W. Alpert]
                                                 -------------------------------
                                                 By:  N.W. Alpert
                                                 Title:  Chairman

Accepted and Agreed

[s/Michael A. McLain]
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Mike McLain